Exhibit 99.1

Media Contact:
Ian Clements P: 415-392-3385 iclements@troutgroup.com Investor Contact: John Vuko Chief Financial Officer, Genitope P: 650.482.2000 IR@genitope.com
GENITOPE CORPORATION ANNOUNCES RECEIPT OF NASDAQ NOTICE
FREMONT, Calif., February 13, 2008 — Genitope Corporation (NASDAQ: GTOP) today announced that, on February 7, 2008, it received a Nasdaq staff deficiency letter dated February 7, 2008 indicating that, for the last 30 consecutive days, the bid price for Genitope’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Market under Marketplace Rule 4450(a)(5). In accordance with Marketplace Rule 4450(e)(2), Genitope has 180 calendar days, or until August 5, 2008, to regain compliance. If Genitope does not regain compliance by August 5, 2008, Nasdaq will provide written notification that Genitope’s common stock will be delisted, after which Genitope may appeal the staff determination to the Nasdaq Listing Qualifications Panel if it so chooses. There can be no assurance that Genitope will satisfy Nasdaq’s conditions for continued listing, that any potential appeal or hearing for a stay of delisting will be successful or that Genitope’s common stock will remain listed on The Nasdaq Global Market.
About Genitope Corporation
Genitope Corporation (Fremont, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax(R) personalized immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. For more information on the company, please log on to http://www.genitope.com.
Forward Looking Statements
This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including statements regarding the listing status and potential delisting of Genitope’s common stock from the Nasdaq Global Market. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks related to the progress, timing and results of Genitope Corporation’s clinical trials and regulatory approvals, risks related to Genitope’s need for significant additional funding, risks relating to the manufacturing of MyVax® personalized immunotherapy and single source suppliers and other risks discussed under the heading “Risk Factors” in Genitope Corporation’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
# # #